Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD 73 74U and 74V correctly the correct answers are as follows...


					A	B	C	Institutional


72. DD) Total income distributions
1.Large Cap Value Fund			378	26	6	n/a


72. EE) Total capital gains distributions
1.Large Cap Value Fund			n/a	n/a	n/a	n/a


73. A)  Total income distribution pershare
1.Large Cap Value Fund			0.2857	0.3768	0.0807	n/a


73. B) Total capital gains distribution pershare
1.Large Cap Value Fund			n/a	n/a	n/a	n/a


74.U) Shares outstanding
1.Large Cap Value Fund			1,318	66	80	n/a


74. V) Net asset value pershare
1.Large Cap Value Fund			$35.28	$32.53	$33.17	n/a